U.S. SECURITIES AND EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

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                                                      SEC FILE NUMBER
                                                        333-102629
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                                                       CUSIP NUMBER
                                                         26745T101
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                                  (Check One):

|_|  Form 10-K   |_|  Form 20-F    |_|  Form 11-K   |_|  Form 10-QSB
|_|  Form N-SAR  |X|  Form 10-KSB


                  For Period Ended: December 31, 2004

                  |_|     Transition Report on Form 10-K
                  |_|     Transition Report on Form 20-F
                  |_|     Transition Report on Form 11-K
                  |_|     Transition Report on Form 10-Q
                  |_|     Transition Report on Form N-SAR
                  For the Transition Period Ended:  __________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

PART I--REGISTRANT INFORMATION

                           Dyadic International, Inc.
                             Full Name of Registrant

                               CCP Worldwide, Inc.
                            Former Name if Applicable


                    140 Intracoastal Pointe Drive, Suite 404
            Address of Principal Executive Office (Street and Number)


                             Jupiter, Florida 33477
                           (City, State and Zip Code)


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PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed period.

      The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2004 could not be filed within the prescribed time period in significant part because this is the first 10-KSB to be filed by the Registrant, a global biotech company, following the consummation of the reverse merger and related transactions in October 2004, and because the Registrant recently hired a new Chief Financial Officer and Director of Financial Reporting. The Registrant intends to file its Annual Report on Form 10-KSB within the prescribed period allowed by the rules relating to Form 12b-25.

PART IV--OTHER INFORMATION


      (1) Name and telephone number of person to contact in regard to this notification


     Wayne Moor                  (561)                       743-8333
     ----------                  -----                       --------
       (Name)                 (Area Code)                (Telephone Number)


      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X | No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                           Dyadic International, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 1, 2005         By: /s/ Mark A. Emalfarb
                                 ------------------------------------------
                             Name: Mark A. Emalfarb
                             Title:   President and Chief Executive Officer